FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

         Souleles                   Dean                       L.
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       (Last)                      (First)                    (Middle)

         c/o QuadraMed Corporation, 22 Pelican Way
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                                   (Street)


        San Rafael                  California                   94920
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
    QuadraMed Corporation (QMDC)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year
    November/2001
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5.  If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( ) Director
    (  ) 10% Owner
    (X ) Officer (give title below) ( ) Other (specify title below) Chief Technology Officer

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (X ) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
         (1) Common Stock
         (2) Common Stock
         (3) Common Stock
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2.  Transaction Date (Month/Day/Year)
         (1) 6/08/01
         (2) 11/2/01
         (3) 11/2/01

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3.  Transaction Code (Instr. 8)
         (1) A   V
         (2) M
         (3) S
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    Price:
         (1) 75,000        A
         (2) 10,000        A        2.047
         (3) 10,000        D        6.10
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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
         (3) 75,000
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
         (3) D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)
         Employee Stock Option
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2.  Conversion or Exercise Price of Derivative Security
         2.047
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3.  Transaction Date (Month/Day/Year)
         8/16/00
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4.  Transaction Code (Instr. 8)
         A
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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)
         80,000
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6.  Date Exercisable and Expiration Date (Month/Day/Year)

         Exercisable (1)   Expiration 8/16/10
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
         Common Stock,  80,000
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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)
         D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:
(1) The option became exercisable as to 20,000 shares on August 16, 2001, and thereafter the remaining 60,000 shares become exercisable in 36 equal monthly increments.





          /s/ Dean Souleles                                11/01/01
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   **  SIGNATURE OF REPORTING PERSON                     DATE
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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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